UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    February 24, 2015

PSYCHEMEDICS CORPORATION

(Exact Name of Registrant As Specified In Its Charter)

Delaware	1-13738	58-1701987
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

125 Nagog Park, Acton, Massachusetts		01720
(Address of Principal Executive Offices)		(Zip Code)

(978) 206-8220

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02(e)	COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

1.            On February 24, 2015, the Company entered into a change in control severance agreement with James V. Dyke, Corporate Vice President – Sales and Marketing of the Corporation. The agreement is for a five year term commencing on February 24, 2015. It provides that if, during the five-year term, the Company terminates Mr. Dyke’s employment for any reason other than for Cause (as defined in the agreement), death or disability (as defined in the agreement), or if Mr. Dyke terminates his employment for Good Reason (as defined below), in either case, within twelve months following a Change in Control (as defined in the agreement), he will be entitled to receive Termination Pay (as defined below) for a period of twelve months from the date of such termination. Termination Pay includes average monthly base salary, cash bonus and commission compensation paid during the twelve month period preceding such termination, provided that for purposes of the agreement, the aggregate amount of commission and bonus compensation taken into account is limited to 25% of base salary. Good Reason includes a reduction in Mr. Dyke’s base salary then in effect, or a material decrease in his duties or responsibilities. The agreement also prohibits Mr. Dyke from working for a competitor of the Company or from soliciting employees of the Company during the period he is eligible to receive Termination Pay under the agreement. Mr. Dyke’s agreement was in replacement of his agreement executed in 2010, which had a five-year term and was due to expire in April, 2015.

The foregoing summary of the change in control severance agreements with Mr. Dyke does not purport to be complete and is qualified in its entirety by reference to the change in control severance agreement with such executive which is attached hereto as Exhibit 10.1 and is incorporated by reference into this report.

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ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

The following exhibit is filed herewith:

10.1	Change in Control Severance Agreement dated February 24, 2015 between Psychemedics Corporation and James V. Dyke.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 27, 2015	PSYCHEMEDICS CORPORATION

	By:	/s/ Neil Lerner
Neil Lerner, Vice President - Finance

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